Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-232590-03

$1.58+bn ($1.25bn offered) Mercedes-Benz Auto Receivables Trust (MBART) 2021-1
Joint Leads: Mizuho (Structuring), Santander, TD
Co-Managers: Barclays, DB

Anticipated Capital Structure:

CLS	$AMT(MM)	WAL	M/S*	E.FIN	L.FIN	BENCH	SPRD	YLD%	CPN%	$PX
A-1	332.500	0.22	NR/NR	03/22	09/15/22	**Retained**
A-2	560.000	1.00	Aaa/AAA	04/23	07/15/24	EDSF	+6	0.220	0.21	99.99007
A-3	560.000	2.37	Aaa/AAA	02/25	06/15/26	IntS	+6	0.466	0.46	99.98692
A-4	130.000	3.79	Aaa/AAA	09/25	12/15/27	IntS	+3	0.740	0.73	99.96691

* Expected Ratings

Transaction Details:

* BBG Ticker: MBART 2021-1
* Size: $1.58+bn / $1.25bn offered (No Grow)
* Format: SEC Registered
* Assets: Prime Auto Loan
* Min Denoms: $1k x $1k
* ERISA Eligible: Yes
* Ratings: Moody's/S&P
* Timing: Priced
* Settlement: September 22, 2021
* Payment Dates: 15th of each month or next Business Day
* First Pay: October 15, 2021
* Delivery: DTC, Euroclear, Clearstream
* Risk Retention: U.S. RR = Yes, E.U. RR = No
* Bill & Deliver: Mizuho

Materials: Preliminary Prospectus, FWP, cdi
Intex Dealname: mzmbar2101
Intex Password: JAU2

Roadshow login: www.netroadshow.com
Password: MBART20211

CUSIPS:

A-1: 58772WAA1
A-2: 58772WAB9
A-3: 58772WAC7
A-4: 58772WAD5

The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Mizuho will arrange to send you a prospectus at no charge if you request it by calling Toll Free: 866-271-7403